June 8, 2016

Peter S. Cooke
President, International
Wright Medical Technology, Inc.
Villa 20,
18b Street
Jumeirah 2
Dubai, United Arab Emirates

Re:    Assignment Offer
Assignment and Relocation Benefit Policy
Dear Peter:
The purpose of this letter is to describe the Assignment and Relocation Benefit Policy of Wright Medical Technology, Inc. (together with its affiliates and subsidiaries, the “Company”) as it relates to your temporary assignment and relocation to the United Kingdom (“Host Country”) from Dubai, United Arab Emirates (“Home Country”), beginning on June 9, 2016 and run for a maximum period of up to two (2) years.
Please note that the length of a Company assignment is based upon present requirements and is therefore subject to change at the absolute discretion of the Company.
Please also note that during your assignment, in response to competitive practice or for business reasons, the Company may need to revise the policy; and therefore, the Company reserves the right to delete, amend or introduce new policies or policy elements if applicable. Such changes will be communicated to you in advance of any change.
The assignment and relocation benefits described herein are based on your family size of four (employee, spouse and two children).
ASSIGNMENT BENEFITS
Cost of Living Adjustment (COLA)
An adjustment has been made to your reward package for cost of living. From the start of your assignment the adjustment is US$21,258 per annum. This will be reviewed and updated annually for exchange rate fluctuations and family size changes. The Company will meet the cost of any tax on this provision.
Medical Coverage
The Company will reimburse you on an annual basis for the cost of BUPA health insurance: SG Lifeline Gold level for yourself and your three family members (spouse and children). You will be responsible for any tax on this benefit.
Housing
Your housing allowance will be £169,400 per annum which includes Stamp Duty Land Tax. If your rental amount exceeds this allowance, you will be liable for the additional costs. The housing allowance will be paid to you on a monthly basis through payroll. The Company will cover Council Tax which you can claim through expenses. The Company will meet the cost of any tax on the provision of the housing allowance and Council Tax. The cost of utilities such as electricity, gas, gardening services, home cleaning etc. will be your own personal responsibility.
Education
The Company will pay for actual tuition fees and related transportation costs only for your dependent children at EIFA for each year of assignment. The Company will not cover the following associated school costs: school uniforms, books, laptops or any other school equipment, extra-curricular activities (including music or sport lessons and additional tutoring), school trips or additional school meals or day care during school holidays. You can claim reimbursement for tuition and transportation costs through the Company’s Travel and Expense Policy. The Company will cover any tax costs on this benefit.
Car Lease
You will be entitled to lease a car for the duration of the assignment and can claim reimbursement for the car lease payments and the following related costs: insurance, petrol, city toll and parking, consistent with the Company’s Travel and Expense Policy. You will be responsible for any tax on this benefit.
With respect to your current Company-owned car in the UAE, you agree to work with the Company to arrange for its sale or some other arrangement agreed upon by you and the Company, recognizing that the car is owned by the Company and in its name and that any proceeds from a sale would belong to the Company.

Tax Equalisation Policy
The principle of the Company’s tax equalisation policy is that you will be no better and no worse off with respect to employment income than had you not gone on assignment. In this respect, the Company deducts an amount of hypothetical tax and social security from your “Notional Home Salary” where applicable. This represents the amount you would have paid on your Home Country employment income in a full tax year. The Company then undertakes to meet all of your actual tax and social security liabilities in respect of employment income from the Company in the Host Country.
You will be subject to tax equalisation on your Company-source income only and any retention payments or severance payments that you receive during your assignment to the Host Country under that certain letter agreement between you and the Company dated as of the date hereof or that certain separation pay agreement dated as of October 1, 2015 between you and the Company. Tax equalisation will not apply to any tax and social security arising on personal income. Please note that you should not do anything to generate a UK tax liability on any personal income as should this occur, the Company will not cover any additional tax liabilities.
Social Security
Where possible, the Company will apply to retain you in your Home Country scheme in line with legislation. The UK does not have a reciprocal social security arrangement with the UAE and as such you and the Company will benefit from a 52 week exemption from UK national insurance contributions. UK national insurance contributions will be payable from week 53 after your arrival and the Company will pay and tax equalise these contributions.
Tax Assistance
The Company will pay the reasonable and customary costs of the Company’s appointed tax advisors for the preparation and filing of the following returns:

•	Host Country returns for each year of your assignment and any subsequent year during which you receive tax equalised compensation or allowances subject to Host Country taxation;

•	Home Country returns for any year during this assignment in which you receive Company compensation subject to Home Country taxation.
The Company will pay the tax on any benefit arising from these services. RSM will be your tax advisor for your assignment to the United Kingdom. You will be required to meet the tax advisor in the UK for an arrival briefing shortly after your arrival. In addition, by agreeing to the terms and conditions in this letter, you are also agreeing for RSM to share with your employer information regarding your income and taxes to enable the correct amount of UK tax to be paid under tax equalisation.
Please note that RSM is not authorised to advise on personal savings or personal investment income.
RELOCATION BENEFITS
Shipment of Personal Effects & Temporary Storage

The Company will fund and assist all efforts to have your goods and personal effects moved from your current Dubai, UAE address to your new residence in London (including customary moving agent, customs & insurance costs), up to a maximum of a 40 ft container (60 cbm). You can claim reimbursement for these costs through the Company’s Travel and Expense Policy. The Company will also cover a household goods shipment back to Australia which has been surveyed as 8 cubic meters.
It is your responsibility to ensure that legal, insurance, customs and other administration is complied with at ports of entry or exit. You should ensure that you have the necessary paperwork to facilitate clearance of your goods through customs. The Company will meet any tax liability arising from the shipment of personal effects in line with its policy.
Travel
You and your three accompanying family members will be entitled to direct flights to the Host Country, in line with the Company’s Business Travel Policy. You may claim travel expenses to and from the airports and claim these via the usual expense claims process.
Temporary Accommodation
In the event there is a need for temporary accommodation between arrival in the UK and finalising permanent accommodation, the Company will fund reasonable expenses for such temporary accommodation, up to 30 days. You can claim reimbursement for these costs through the Company’s Travel and Expense Policy.
Home Search /School Search Assistance
K2 Corporate Mobility, the Company’s preferred relocation provider in the United Kingdom, will provide you with assistance in finding a property for your family and school for your children. K2 Corporate Mobility will manage the lease negotiation and contractual arrangements on your behalf.
Home Leave Trips
You will be entitled to two, business class return flights to Brisbane, Australia per annum, per family member. You can claim reimbursement for these costs through the Company’s Travel and Expense Policy.
Miscellaneous Relocation Expenses
You will be entitled to receive a relocation allowance of USD 10,000 to offset out of pocket expenses, fees, taxes related to your relocation from Dubai, UAE to London, UK.
OTHER CONSIDERATIONS
Taxes, NIC & Applicable Charges on Allowances

Assistance provided will either be paid directly by you to the provider or claimed through the Company’s internal reimbursement system by you.
Allowances listed above are net of tax where stated and other applicable charges per UK tax legislation. In addition, the Company will cover any tax costs relating to the relocation benefits provided to you hereunder. Under the terms of tax equalisation, the Company will pick up any UK taxes payable on these items. In as much as any UK tax liability on Company related income will be the responsibility of the Company, any UK tax refund arising from the reconciliation performed by RSM on the filing of a UK tax return will need to be mandated to the Company. By signing this agreement, you consent to this.
Repatriation After Completion of Assignment or Upon Termination of Employment by the Company Without Cause
In the event your employment with the Company ceases, the Company will pay to repatriate you and your three family members within three months ceasing employment, equivalent to USD20,000. In the event you remain in the UK for greater than three months, you will forfeit the right of repatriation.
Repatriation Upon Resignation or Termination of Employment by the Company for Cause
Should you resign during the assignment period, you will be personally responsible for the shipment of goods and for the continued liability on your housing related payments. Any costs of relocation or repatriation will be to your own account and not the responsibility of the Company. The Company may ask you to reimburse some of the costs associated with your assignment and relocation if you resign during the first 12 months of the assignment.
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Peter, please confirm your acceptance of this assignment and relocation offer and your understanding, acknowledgement and agreement of the Company’s Assignment and Relocation Policy by signing and returning the copy of this letter, failing which the offer shall deem to be null and void.
Yours sincerely,

/s/ Greg Morrison

Greg Morrison
Senior Vice President, Human Resources
Wright Medical Technology, Inc.

ACCEPTANCE

By signing below, I acknowledge that I have read, understand, and accept the terms and conditions of the foregoing assignment and relocation offer and the Company’s Assignment and Relocation Policy, which I accept as of this 8th day of June, 2016:

/s/ Peter S. Cooke Peter S. Cooke